EXHIBIT 10.3






                                                             ________, 20__



[Insert name and address]

Dear :

     This letter is to notify you that, effective _________, 20__, the Compensation and Personnel Committee (the "Committee") of the Board of Directors exercised its authority pursuant to the 2003 Stock Incentive Plan (the "Plan") and granted to you a Restricted Stock Award. The purpose of this discretionary award is to reward, motivate and retain key management personnel. Your award reflects the belief of the Committee and the Board of Directors that you are a key contributor to Circuit City's success. Subject to the requirements and limitations set forth in this letter, your award is for the following number of shares and vests on the following dates:

                No. of Shares of Restricted Stock Granted: ______

         On _________, 20__, __% of the total shares granted shall vest.

         On _________, 20__, __% of the total shares granted shall vest.

     This award is not contingent upon either corporate performance or your own. However, the value of your award rises directly and fully with the market price of our stock. The better we all perform, the more the stock will likely be worth.

     The concept of Restricted Stock is simple. After you sign and return this letter, your shares will be held in escrow for you by the Restricted Stock Custodian named below until the vesting date. You may not sell, give away or otherwise transfer any of your Restricted Stock before the vesting date. However, you will have all of the other rights of a shareholder during the period until the vesting date, including the right to vote and receive dividends.

     If you are still employed on a full-time active basis by the Company on the vesting date, your shares will be released from escrow and the stock will be freely tradeable, provided that you arrange to meet your withholding tax liability for the then current market value of the shares. In the event that you are on leave on the vesting date, your shares will not be released from escrow until you return to active full-time employment. If your employment with the Company terminates before the vesting date for reasons other than your death or disability or if you change to a part-time status, your Restricted Stock will be forfeited.

     Other details about your award are:

     1. Restricted Stock Custodian. The Restricted Stock Custodian is Wells Fargo Shareowners Services. If you need to contact the Restricted Stock Custodian at any time while your shares are in escrow, you may do so by writing to the Restricted Stock Custodian at the following address. The Company may change the Restricted Stock Custodian before your vesting date. If so, you will be informed of the new Restricted Stock Custodian and its address.

                           Wells Fargo Shareowners Services
                           Stock Transfer
                           161 North Concord Exchange
                           South St. Paul, MN  55075-1139

     2. Rights as a Shareholder. While your shares are being held by the Restricted Stock Custodian, you will have voting and dividend rights. However, you will receive your dividends through the Restricted Stock Custodian and deliver your voting instructions to the Restricted Stock Custodian who will vote the shares for you. If the Restricted Stock Custodian does not receive your voting instructions at least three days before a shareholders' meeting, the Restricted Stock Custodian will be authorized to vote your shares as the Board of Directors recommends.

     3. By Death, Disability or Retirement. If your employment by the Company terminates because you die, become disabled or retire (in accordance with retirement and disability eligibility provisions of the company's retirement and disability plans), all of your outstanding options covered by this agreement will become immediately vested, effective as of the date of your death, disability, or retirement. Then at any time before the expiration date of the grant, you, your personal representatives, distributees, or legatees may exercise your options.

     4. Withholding Taxes. On the vesting date, you will have taxable income equal to the market price of the shares on that date. You will be required to pay the Federal, state and local taxes on this income. Until the taxes have been paid, your Restricted Stock will not be released to you.

     5. Miscellaneous.

     a. This grant of Restricted Stock is not transferable by you except by will or by the laws of descent and distribution.

     b. The terms of this agreement shall be governed by the laws of Virginia, without regard to the conflict of law provisions of any jurisdiction.

     c. The Restricted Stock Award is granted pursuant to the Company's 2003 Stock Incentive Plan (the "Plan"). The terms of the Plan are incorporated into this agreement and in the case of a conflict between the Plan and this agreement, the terms of the Plan shall control.

     d. As described in the Plan, in the event of certain corporate transactions or other actions or events, the Committee may take such actions with respect to the Award as it deems appropriate and consistent with the Plan.

     6. Acceptance of this Award. In order for your award to become effective, you must accept it by signing and returning the enclosed copy of this letter as soon as possible but in no event later than __________, 20__ to:

                            [insert name and address]

     Your signature will also constitute your agreement to the terms and conditions contained in this letter.

     If you have not previously been provided with them, copies of the following documents which contain additional detailed information about the Company and the Plan under which your Restricted Stock award was made may be requested from _________________________ : a copy of the Plan, a copy of the Prospectus for the Plan, a copy of the 20__ Annual Report to Shareholders, and 10-K for Fiscal 20__.


                                   Sincerely,



                                  Senior Vice President
                                  Human Resources

ACCEPTED:



Associate Signature


Printed Name


Date